Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1907

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY PARTNERS, L.P. COKE PRODUCTION ESTIMATED TO BE

445 THOUSAND TONS IN FOURTH QUARTER 2013

•	Full year 2013 coke production is expected to be up 24 thousand tons to 1,790 thousand tons

Lisle, IL (January 7, 2014) – SunCoke Energy Partners, L.P. (NYSE: SXCP) today reported preliminary fourth quarter 2013 coke production at its Haverhill and Middletown facilities is estimated to be 445 thousand tons, up slightly from 443 thousand tons in fourth quarter 2012. Full year 2013 coke production at both facilities is expected to be 1,790 thousand tons versus 1,766 thousand tons in 2012. The portion of this production attributable to SXCP, which owns a 65 percent interest in both facilities, is 289 thousand tons and 1,163 thousand tons for fourth quarter and full year 2013, respectively, and 288 thousand tons and 1,148 thousand tons for the same respective prior year periods.

Capacity utilization at Haverhill and Middletown collectively was 107 percent in fourth quarter and 109 percent for the full year 2013, as compared to 107 percent in both prior year periods.

Preliminary Coke Production and Capacity Utilization
	For quarter ended December 31,		For year ended December 31,
(Coke production in thousands of tons)	2013(1)	2012	2013(1)	2012
Haverhill and Middletown Coke Production	445	443	1,790	1,766
Production Attributable to SXCP(2)	289	288	1,163	1,148
Capacity Utilization (percent)	107	107	109	107

(1)	Estimated
(2)	Represents 65 percent of the coke production at the Haverhill and Middletown cokemaking facilities

See exhibit at end of release for coke production schedule for the last four quarters.

SunCoke Energy Partners, L.P.

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UPCOMING EVENTS

SunCoke Energy Partners, L.P. tentatively plans to report fourth quarter 2013 financial results before market open and host an investor conference call at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, January 30, 2014. This conference call will be webcast live and archived for replay in the Investor Relations section of www.sxcpartners.com. Investors may also participate on this call by dialing 1-800-471-6718 in the U.S. or 1-630-691-2735 if outside the U.S., confirmation code 36415300.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly-traded master limited partnership that manufactures coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries. Our advanced, heat recovery cokemaking process produces consistently high-quality coke, captures waste heat to generate steam or electricity, and reduces environmental impacts. Our coal handling terminals have the collective capacity to blend and transload more than 30 million tons of coal annually and are strategically located to enable material delivery to U.S. ports in the Gulf Coast, East Coast and Great Lakes. Our General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), the largest independent producer of coke in the Americas, with 50 years of cokemaking experience and an international reputation for leadership, innovation and environmental stewardship in our industry.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements.” Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of the Company) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting the Company, as well as uncertainties related to: pending or future litigation, legislation, or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to the Company; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses.

SunCoke Energy Partners, L.P.

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Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of Company management, and upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

The Company has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Company. For information concerning these factors, see the Company’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on the Company’s website at www.sxcpartners.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy Partners, L.P. Coke Production and Capacity Utilization
	Quarter ended December 31,		Quarter ended September 30,		Quarter ended June 30,		Quarter ended March 31,
(Coke production in thousands of tons)	2013(1)	2012	2013	2012	2013	2012	2013	2012
Haverhill and Middletown Coke Production	445	443	447	452	455	443	442	428
Production Attributable to SXCP(2)	289	288	291	293	296	288	287	278
Capacity Utilization (percent)	107	107	108	109	111	108	109	104

(1)	Estimated
(2)	Represents 65 percent of the coke production at the Haverhill and Middletown cokemaking facilities